ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

QUARTERS ENDED MARCH 31                                     1999            1998
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BASIC EARNINGS PER SHARE:

Net Income ................................         $    194,000     $   518,000
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Weighted Average Shares Outstanding .......           19,686,611      19,683,600
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Basic Earnings Per Share ..................              $   .01         $   .03
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DILUTED EARNINGS PER SHARE:

Net Income ................................         $    194,000     $   518,000
                                                    ============     ===========

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding .....           19,686,611      19,683,600
  Dilutive shares .........................                   --         462,469
                                                    ------------     -----------
                                                      19,686,611      20,146,069
                                                    ============     ===========

Diluted Earnings Per Share ................              $   .01         $   .03
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